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                                                                     Exhibit 5.1

                 [WILSON SONSINI GOODRICH & ROSATI LETTERHEAD]



                                January 14, 1997


Cyberonics, Inc.
17448 Highway 3, Suite 100
Webster, Texas 77598-4135

         RE: Registration Statement on Form S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about January 14, 1997 (the "Registration Statement ") in connection with the registration under the Securities Act of 1933, as amended, for an aggregate of 1,000,000 shares of your Common Stock under the Cyberonics, Inc., 1996 Stock Option Plan (the "Plan"). Such shares of Common Stock are referred to herein as the "Shares", and the Plan and compensation agreements are collectively referred to herein as the "Plan". As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

         It is our opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements which accompany each grant under the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                           Very truly yours,

                                           WILSON, SONSINI, GOODRICH & ROSATI
                                           Professional Corporation


                                           /S/ WILSON SONSINI GOODRICH & ROSATI